                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:
     [X] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [ ] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                        CHESAPEAKE ENERGY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------
     (5) Total fee paid:

     Set forth the amount on which the filing fee is calculated and state how it was determined.

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:


--------------------------------------------------------------------------------
     (3) Filing Party:


--------------------------------------------------------------------------------
     (4) Date Filed:


--------------------------------------------------------------------------------

                         CHESAPEAKE ENERGY CORPORATION
                           6100 NORTH WESTERN AVENUE
                         OKLAHOMA CITY, OKLAHOMA 73118

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 12, 1997

                             ---------------------

TO OUR SHAREHOLDERS:

     The 1997 Annual Meeting of Shareholders of Chesapeake Energy Corporation, an Oklahoma corporation (the "Company"), will be held at the St. Regis Hotel, Two East 55th Street, Versailles Suite, New York, New York, on Friday, December 12, 1997, at 10:00 a.m., local time, for the following purposes:

          1. To elect two directors for terms expiring in 2000;

          2. To consider and act upon a proposed amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock; and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on October 24, 1997 are entitled to notice of and to vote at the meeting. A complete list of the shareholders entitled to vote at the meeting will be available for examination by any shareholder at the Company's executive offices and at Depository Trust Company, Transfer Agent Drop, 55 Water Street, First Floor, Jeanette Park Entrance, New York, New York, during ordinary business hours, for a period of at least ten days prior to the meeting.

     The accompanying Proxy Statement contains information regarding the matters to be considered at the meeting. For reasons outlined therein, the Board of Directors recommends a vote "FOR" the matters being voted upon.

     YOUR PROXY IS IMPORTANT TO ASSURE A QUORUM AT THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE BE SURE THAT THE ENCLOSED PROXY IS PROPERLY COMPLETED, DATED, SIGNED AND RETURNED WITHOUT DELAY IN THE ENCLOSED ENVELOPE. IT REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                            BY ORDER OF THE BOARD OF DIRECTORS,

                                            Janice A. Dobbs
                                            Corporate Secretary

Oklahoma City, Oklahoma
November   , 1997

                         CHESAPEAKE ENERGY CORPORATION

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 12, 1997

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Chesapeake Energy Corporation, an Oklahoma corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders, and any adjournment of the Meeting.

     This Proxy Statement and accompanying form of proxy, along with the Company's Annual Report for its fiscal year ended June 30, 1997, are first being
mailed to shareholders on November   , 1997. Shareholders are referred to the
Annual Report for financial information concerning the activities of the Company.

     The Board of Directors has established October 24, 1997 as the record date (the "Record Date") to determine shareholders entitled to notice of and to vote at the Meeting. At the close of business on the Record Date, 70,386,127 shares of $.01 par value common stock of the Company ("Common Stock") were outstanding. Each share is entitled to one vote. The holders of a majority of the outstanding Common Stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Meeting.

     Each proxy which is properly signed, dated and returned to the Company in time for the Meeting, and not revoked, will be voted in accordance with instructions contained therein. If no contrary instructions are given, proxies will be voted "FOR" the election of all nominees as directors and "FOR" approval of all proposals listed on the proxy. Proxies may be revoked at any time prior to their being exercised by delivering a written notice of revocation or a later dated proxy to the Corporate Secretary of the Company. In addition, a shareholder present at the Meeting may revoke his or her proxy and vote in person.

     Election of each director nominee will be by plurality vote. The affirmative vote of holders of a majority of the Company's outstanding Common Stock will be required for approval of the proposed amendment to the Company's Certificate of Incorporation (the "Certificate of Incorporation"). The Company's Corporate Secretary will appoint an inspector of election to tabulate all votes and to certify the results of all matters voted upon at the Meeting. It is the Company's policy (i) to count abstentions and broker non-votes for purposes of determining the presence of a quorum at the Meeting; (ii) to treat abstentions as shares represented at the Meeting and voting against a proposal and to disregard broker non-votes in determining results on proposals requiring a majority vote; and (iii) to consider neither abstentions nor broker non-votes in determining results of plurality votes.

     The cost of soliciting proxies in the enclosed form will be borne by the Company. In addition to solicitation by mail, officers, employees or agents of the Company may solicit proxies personally, or by telephone, telegraph, facsimile transmission or other means of communication. The Company will request banks and brokers or other similar agents or fiduciaries to transmit the proxy material to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing.

     All share information included herein has been adjusted to reflect the two-for-one stock split effected in December 1994, the three-for-two stock splits effected in December 1995 and in June 1996, and the two-for-one stock split effected in December 1996.

                             ELECTION OF DIRECTORS

     Pursuant to provisions of the Company's Certificate of Incorporation and Bylaws, the Board of Directors has fixed the number of directors at seven. The Company's Certificate of Incorporation and Bylaws provide for three classes of directors serving staggered three-year terms, with each class to be as nearly equal in number as possible. The Board of Directors has nominated Breene M. Kerr and Walter C. Wilson for re-election as directors for terms expiring at the 2000 Annual Meeting of Shareholders, and in each case, until their successors are elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named. The nominees are presently directors of the Company whose terms expire at the Meeting. Other directors who are remaining on the Board will continue in office in accordance with their previous elections until the expiration of their terms at the 1998 or 1999 Annual Meeting of Shareholders, as the case may be.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

     It is the intention of the persons named in the enclosed form of proxy to vote such proxies for the election of the two nominees. The Board of Directors expects that each nominee will be available for election but, in the event that the nominees are not so available, proxies received will be voted for substitute nominees to be designated by the Board of Directors or, in the event no such designation is made by the Board, proxies will be voted for a lesser number of nominees.

                  INFORMATION REGARDING NOMINEES AND DIRECTORS

     The following information is furnished for each person who is nominated for re-election as a director or who is continuing to serve as a director of the Company after the Meeting.

NOMINEES FOR RE-ELECTION AS DIRECTORS FOR TERMS EXPIRING IN 2000

     Breene M. Kerr, age 68, has been a director of the Company since 1993. In 1969, he founded Kerr Consolidated, Inc. and remains Chairman and President of this private company with investments in the oil and gas and trucking industries. Additionally, in 1969, Mr. Kerr co-founded the Resource Analysis and Management Group and remained its senior partner until 1982. From 1967 to 1969, he was Vice President of Kerr-McGee Chemical Corporation. From 1951 through 1967, Mr. Kerr worked for Kerr-McGee Corporation as a geologist and land manager. Mr. Kerr has served as Chairman of the Investment Committee for the Massachusetts Institute of Technology and is a life member of the Corporation (Board of Trustees) of that university. He served as a director of Kerr-McGee Corporation from 1957 to 1981. Mr. Kerr currently is a trustee and serves on the Investment Committee of the Brookings Institute in Washington, D.C., and has been an associate director since 1987 of Aven Gas & Oil, Inc., an oil and gas property management company located in Oklahoma City. Mr. Kerr graduated in 1951 from the Massachusetts Institute of Technology.

     Walter C. Wilson, age 62, has been a director of the Company since 1993. From 1963 to 1974 and from 1978 to 1997, Mr. Wilson was a general agent with Massachusetts Mutual Life Insurance Company. From 1974 to 1978, he was Senior Vice President of Massachusetts Mutual Life Insurance Company, and from 1958 to 1963, he was an agent with that company. Mr. Wilson is a member of the Board of Trustees of Springfield College in Springfield, Massachusetts, and is a director of Earth Satellite Corporation of Rockville, Maryland and Amerac Energy Corporation of Houston, Texas. Mr. Wilson graduated in 1958 from Dartmouth College.

DIRECTORS WHOSE TERMS EXPIRE IN 1998

     Tom L. Ward, age 38, has served as President, Chief Operating Officer, and a director of the Company since its inception in 1989. From 1982 to 1989, Mr. Ward was an independent producer of oil and gas in affiliation with Aubrey K. McClendon, the Company's Chairman and Chief Executive Officer. Mr. Ward is a member of the Board of Trustees of Anderson University in Anderson, Indiana. Mr. Ward graduated from the University of Oklahoma in 1981.

     E. F. Heizer, Jr., age 68, has been a director of the Company since 1993. From 1985 to the present, Mr. Heizer has been a private venture capitalist. He founded Heizer Corp., an American Stock Exchange-listed business development company, in 1969 and served as Chairman and Chief Executive Officer from 1969 until 1986, when Heizer Corporation was reorganized into a number of public and private companies. Mr. Heizer was assistant treasurer of the Allstate Insurance Company from 1962 to 1969. He was employed by Booz, Allen and Hamilton from 1958 to 1962, Kidder, Peabody & Co. from 1956 to 1958, and Arthur Andersen & Co. from 1954 to 1956. He serves on the advisory board of the Kellogg School of Management at Northwestern University and the Executive Committee of Yale Law School. Mr. Heizer is a director of Amdahl Corporation in Santa Clara, California, Material Science Corporation, Elk Grove, Illinois, and numerous private companies. Mr. Heizer graduated in 1951 from Northwestern University and from Yale University Law School in 1954.

     Frederick B. Whittemore, age 66, has been a director of the Company since 1993. Mr. Whittemore has been an advisory director of Morgan Stanley & Co. since 1989 and was a managing director of Morgan Stanley & Co. from 1970 to 1989. He was Vice-Chairman of the American Stock Exchange from 1982 to 1984. Mr. Whittemore was a partner with Morgan Stanley & Co. from 1967 to 1970 and an associate from 1958 to 1967. Mr. Whittemore is a director of Integon Insurance Company in Winston-Salem, North Carolina, Partner Reinsurance Company, Limited in Bermuda and Southern Pacific Petroleum, N.L. of Sydney, Australia. Mr. Whittemore graduated in 1953 from Dartmouth College and from the Amos Tuck School of Business Administration in 1954.

DIRECTORS WHOSE TERMS EXPIRE IN 1999

     Aubrey K. McClendon, age 38, has served as Chairman of the Board, Chief Executive Officer and director of the Company since its inception in 1989. From 1982 to 1989, Mr. McClendon was an independent producer of oil and gas in affiliation with Tom L. Ward, the Company's President and Chief Operating Officer. Mr. McClendon is a member of the Board of Visitors of the Fuqua School of Business at Duke University, an Executive Committee member of the Texas Independent Producers and Royalty Owners Association, a director of the Oklahoma Independent Petroleum Association, and a director of the Louisiana Independent Oil and Gas Association. Mr. McClendon is a 1981 graduate of Duke University.

     Shannon T. Self, age 41, has been a director of the Company since 1993. He is a shareholder of Self, Giddens & Lees, Inc., Attorneys at Law, in Oklahoma City, which he co-founded in 1991. Mr. Self was an associate and shareholder in the law firm of Hastie and Kirschner, Oklahoma City, from 1984 to 1991 and was employed by Arthur Young & Co. from 1979 to 1980. Mr. Self is a certified public accountant. He graduated from the University of Oklahoma in 1979 and from Northwestern University Law School in 1984.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors held four meetings during the Company's fiscal year ended June 30, 1997, took action by written consent two times, and held one meeting by telephone conference. The Board of Directors has standing compensation, stock option and audit committees. It does not have a standing nominating committee.

     The duties of the Compensation Committee are described under "Executive Compensation -- Compensation Committee Report." Messrs. McClendon, Ward, Heizer and Whittemore serve on the Compensation Committee. The Compensation Committee held two meetings during the fiscal year ended June 30, 1997.

     The Stock Option Committee, comprised of Messrs. McClendon and Ward, administers the Company's 1992 Incentive Stock Option Plan. Messrs. McClendon and Ward also serve on the Regular Option Committee of the 1994 Stock Option Plan and the Regular Stock Option Committee of the 1996 Stock Option Plan (the "Plans") with respect to non-director employee participants. Messrs. Heizer and Whittemore serve on the Plans' Special Stock Option Committee with respect to employee participants who are executive officers or directors. Each committee for the Plans held two meetings during fiscal year 1997.

     The Audit Committee annually recommends the independent accountant to be appointed by the Board of Directors as auditor of the Company and its subsidiaries, and reviews the arrangements for and the results of the auditor's examination of the Company's books and records, internal accounting control procedures, and the activities and recommendations of the Company's internal auditors. It reports to the Board of Directors on Audit Committee activities and makes such investigations as it deems appropriate. Messrs. Kerr, Self and Wilson serve on the Audit Committee. The Audit Committee held two meetings during the fiscal year ended June 30, 1997.

     Each director attended all of the Board and committee meetings held while serving as a director or committee member during fiscal year 1997.

                         INFORMATION REGARDING OFFICERS

EXECUTIVE OFFICERS

     In addition to Messrs. McClendon and Ward, the following are also executive officers of the Company.

     Marcus C. Rowland, age 45, was appointed Senior Vice President -- Finance and Chief Financial Officer in September 1997. He served as Vice
President -- Finance and Chief Financial Officer from 1993 to 1997. From 1990 until his association with the Company, Mr. Rowland was Chief Operating Officer of Anglo-Suisse, L.P. assigned to the White Nights Russian Enterprise, a joint venture of Anglo-Suisse, L.P. and Phibro Energy Corporation, a major foreign operation which was granted the right to engage in oil and gas operations in Russia. Prior to his association with White Nights Russian Enterprise, Mr. Rowland owned and managed his own oil and gas company and prior to that was Chief Financial Officer of a private exploration company in Oklahoma City from 1981 to 1985. Mr. Rowland is a certified public accountant and graduated from Wichita State University in 1975.

     Steven C. Dixon, age 39, has been Senior Vice President -- Operations since 1995 and served as Vice President -- Exploration from 1991 to 1995. Mr. Dixon was a self-employed geological consultant in Wichita, Kansas from 1983 through 1990. He was employed by Beren Corporation in Wichita, Kansas from 1980 to 1983 as a geologist. Mr. Dixon graduated from the University of Kansas in 1980.

     J. Mark Lester, age 44, has been Senior Vice President -- Exploration since 1995 and served as Vice President -- Exploration from 1989 to 1995. From 1986 to 1989, Mr. Lester was employed by Messrs. McClendon and Ward. He was employed by various independent oil companies in Oklahoma City from 1980 to 1986, and was employed by Union Oil Company of California from 1977 to 1980 as a geophysicist. Mr. Lester graduated from Purdue University in 1975 and in 1977.

     Henry J. Hood, age 37, was appointed Senior Vice President -- Land and Legal in September 1997 and served as Vice President -- Land and Legal from 1995. Mr. Hood was retained as a consultant to the Company during the two years prior to his joining the Company. He was associated with the law firm of Watson & McKenzie from 1987 to 1992. From 1991 to 1992, Mr. Hood was of counsel with the Oklahoma City law firm of White, Coffey, Galt & Fite. Mr. Hood is a member of the Oklahoma and Texas Bar Associations. Mr. Hood graduated from Duke University in 1982 and from the University of Oklahoma College of Law in 1985.

     Ronald A. Lefaive, age 50, has served as Controller and Chief Accounting Officer since 1993. From 1991 until his association with the Company, Mr. Lefaive was Controller for Phibro Energy Production, Inc., an international exploration and production subsidiary of Phibro Energy, whose principal operations were located in Russia. From 1982 to 1991, Mr. Lefaive served as Assistant Controller, General Auditor and Manager of Management Information Systems at Conquest Exploration Company in Houston, Texas. Prior to joining Conquest, Mr. Lefaive held various financial staff and management positions with The Superior Oil Company from 1980 to 1982 and Shell Oil Company from 1975 to 1982. Mr. Lefaive is a certified public accountant and graduated from the University of Houston in 1975.

     Martha A. Burger, age 44, has served as Treasurer since 1995 and as Treasurer and Human Resources Manager since 1996. From 1994 to 1995, she served in various accounting positions with the Company including Assistant
Controller -- Operations. From 1989 to 1993, Ms. Burger was employed by Hadson Corporation as Assistant Treasurer and from 1994 to 1995, served as Vice President and Controller of Hadson. Prior to joining Hadson, Ms. Burger was employed by Phoenix Resource Companies, Inc. as Assistant Treasurer and by Arthur Andersen & Co. Ms. Burger is a certified public accountant and graduated from the University of Central Oklahoma in 1982 and from Oklahoma City University in 1992.

OTHER OFFICERS

     Thomas S. Price, Jr., age 45, has served as Vice President -- Corporate Development since 1992 and was a consultant to the Company during the prior two years. He was employed by Kerr-McGee Corporation, Oklahoma City, from 1988 to 1990 and by Flag-Redfern Oil Company in Oklahoma City from 1984 to 1988. Mr. Price graduated from the University of Central Oklahoma in 1983, from the University of Oklahoma in 1989, and from the American Graduate School of International Management in 1992.

     Dale W. Bossert, age 53, has served as Vice President -- Production since January 1997. Mr. Bossert was previously employed by Celsius Energy Company as Consulting General Manager -- Canada in 1996 and by Union Pacific Resources Company of Fort Worth, Texas from 1978 serving in various capacities, including Vice President -- Production from 1989 to 1993 and as Vice
President -- Exploration and Production Services from 1993 to 1995. Mr. Bossert graduated from the University of Alberta in 1966.

     Charles W. Imes, age 50, has served as Vice President -- Information Technology since 1997 and served as Director -- Management Information Systems since 1993. From 1983 to 1993, Mr. Imes owned Imes Software Systems, Oklahoma City, and served as a consultant and supplier of software to the Company from 1990 to 1993. Mr. Imes graduated from the University of Oklahoma in 1969.

     Terry L. Kite, age 43, has served as Vice President -- Information Technology since February 1997. From 1981 to 1996, Mr. Kite served in various positions in information technology at Amerada Hess Corporation in Houston, Texas, including Manager -- Geoscience and Engineering Systems. Prior to joining Amerada Hess, Mr. Kite held information systems staff positions with Earth Science Programming in Tulsa from 1979 to 1980 and with Seismograph Service Corporation in Tulsa from 1976 to 1979. Mr. Kite graduated from the Colorado School of Mines in 1976.

     Janice A. Dobbs, age 49, has served as Corporate Secretary and Compliance Manager since 1993. From 1975 until her association with the Company, Ms. Dobbs was the corporate/securities legal assistant with the law firm of Andrews Davis Legg Bixler Milsten & Price, Inc. in Oklahoma City. From 1973 to 1975, Ms. Dobbs was the Administrative Assistant to the President and General Counsel of Texas International Company, an oil and gas exploration and production company in Oklahoma City. Ms. Dobbs is a certified legal assistant, an associate member of the American Bar Association, a member of the American Society of Corporate Secretaries and the Society of Human Resources Management.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

SECURITY OWNERSHIP

     The table below sets forth as of the Record Date (i) the name and address of each person known by management to own beneficially 5% or more of the Company's outstanding Common Stock, the number of shares beneficially owned by each such shareholder and the percentage of outstanding shares owned and (ii) the number and percentage of outstanding shares of Common Stock beneficially owned by each of the Company's nominees, directors and executive officers listed in the Summary Compensation Table below and by all directors and executive officers of the Company as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.

                                                                    COMMON STOCK
                                                            ----------------------------
                                                            NUMBER OF         PERCENT OF
                     BENEFICIAL OWNER                         SHARES            CLASS
                     ----------------                       ----------        ----------
Tom L. Ward*+.............................................  11,263,072(a)(b)      16%
  6100 North Western Avenue
  Oklahoma City, OK 73118
Aubrey K. McClendon*+.....................................  11,005,978(b)(c)      15%
  6100 North Western Avenue
  Oklahoma City, OK 73118
Pilgrim Baxter & Associates...............................   5,303,008(d)          8%
  1255 Drummers Lane
  Wayne, PA 19087-1590
Shannon T. Self*..........................................   2,731,998(e)          4%
E.F. Heizer, Jr.*.........................................   1,054,400(f)          1%
Frederick B. Whittemore*..................................     919,000(g)          1%
Steven C. Dixon+..........................................     407,584(b)(h)      **
Breene M. Kerr*...........................................     346,250(i)         **
Walter C. Wilson*.........................................     248,000(j)         **
Marcus C. Rowland+........................................     165,215(b)(k)      **
J. Mark Lester+...........................................     106,105(b)(l)      **
Henry J. Hood+............................................      23,162(b)(m)      **
All directors and executive officers as a group...........  30,948,588(n)         42%

---------------

*  Director

+   Executive officer of the Company

**  Less than 1%

(a) Includes 1,846,860 shares held by TLW Investments, Inc., an Oklahoma corporation of which Mr. Ward is sole shareholder and chief executive officer, and 841,500 shares which may be acquired pursuant to currently exercisable stock options granted by the Company.

(b) Includes shares purchased on behalf of the executive officer in the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan (Tom L. Ward, 3,522 shares; Aubrey K. McClendon, 1,643 shares; Steven C. Dixon, 937 shares; Marcus C. Rowland, 985 shares; J. Mark Lester, 719 shares and Henry
    J. Hood, 776 shares).

(c) Includes 508,560 shares held by Chesapeake Investments, an Oklahoma limited partnership of which Mr. McClendon is sole general partner, and 526,500 shares which may be acquired pursuant to currently exercisable stock options granted by the Company.

(d) Based on information provided by Pilgrim Baxter & Associates.

(e) Includes 2,382 shares held by Pearson Street Limited Partnership, an Oklahoma limited partnership of which Mr. Self is a general partner and the remaining partners are members of Mr. Self's immediate family sharing the same household; 1,098,600 shares held by Mr. Self as trustee of the Aubrey K. McClendon Children's Trust, 1,209,100 shares held by Mr. Self as trustee of the Tom L. Ward Children's Trust and 421,916 shares which Mr. Self has the right to acquire pursuant to currently exercisable stock options granted by the Company.

(f) Includes 344,750 shares subject to currently exercisable stock options granted to Mr. Heizer by the Company.

(g) Includes 374,000 shares subject to currently exercisable stock options granted to Mr. Whittemore by the Company.

(h) Includes 403,647 shares subject to currently exercisable stock options granted to Mr. Dixon by the Company.

(i) Includes 27,500 shares subject to currently exercisable stock options granted to Mr. Kerr by the Company.

(j) Includes 248,000 shares subject to currently exercisable stock options granted to Mr. Wilson by the Company.

(k) Includes 74,250 shares subject to currently exercisable stock options granted to Mr. Rowland by the Company.

(l) Includes 100,886 shares subject to currently exercisable stock options granted to Mr. Lester by the Company.

(m) Includes 20,812 shares subject to currently exercisable stock options granted to Mr. Hood by the Company.

(n) Includes shares subject to options which are currently exercisable.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers and persons who beneficially own more than 10% of the Company's Common Stock to file reports of ownership and subsequent changes with the Securities and Exchange Commission.

     Executive officers of the Company, Marcus C. Rowland, Steven C. Dixon, J. Mark Lester, Henry J. Hood, Ronald A. Lefaive and Martha A. Burger were late in filing Form 4's to report the cancelation of stock options and also failed to timely report on Form 5 options granted to replace such options.

     Shannon T. Self, a director of the Company, has advised the Company that the acquisition of 52,000 shares of Common Stock acquired through the exercise of a stock option granted by the Company and the disposition of 50,000 of those shares were reported on a late filed Form 4.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth for the last three fiscal years the cash compensation of (i) the Company's chief executive officer and (ii) the five other most highly compensated executive officers:

                                                      ANNUAL COMPENSATION             SECURITIES
                                             -------------------------------------    UNDERLYING
                                                                        OTHER           OPTION             ALL
                                    FISCAL                             ANNUAL          AWARDS(B)          OTHER
   NAME AND PRINCIPAL POSITION       YEAR     SALARY     BONUS     COMPENSATION(A)   (# OF SHARES)   COMPENSATION(C)
   ---------------------------      ------   --------   --------   ---------------   -------------   ---------------
Aubrey K. McClendon...............   1997    $250,000   $120,000       $74,450          463,000          $11,050
  Chairman of the Board and          1996    $185,000   $ 40,000       $65,408          288,000          $ 8,295
  Chief Executive Officer            1995    $180,000   $ 65,400       $57,640          540,000          $ 4,620
Tom L. Ward.......................   1997    $250,000   $120,000       $75,408          463,000          $13,700
  President and                      1996    $185,000   $ 40,000       $66,850          288,000          $ 8,368
  Chief Operating Officer            1995    $180,000   $ 65,400       $57,340          540,000          $ 4,620
Marcus C. Rowland.................   1997    $185,000   $ 50,000              (d)        36,000          $ 9,500
  Senior Vice President -- Finance   1996    $165,000   $ 20,000              (d)       171,000          $11,333
  and Chief Financial Officer        1995    $155,000   $ 45,400              (d)       324,000          $ 4,620
Steven C. Dixon...................   1997    $145,000   $ 45,000              (d)        30,000          $11,500
  Senior Vice President --           1996    $125,000   $ 12,500              (d)        97,500          $ 9,870
  Operations                         1995    $112,500   $ 27,900              (d)       184,500          $ 3,510
Henry J. Hood.....................   1997    $135,000   $ 30,000              (d)        19,500          $ 2,920
  Senior Vice President --           1996    $120,000   $ 12,000              (d)        51,000          $ 6,400
  Land and Legal                     1995    $120,000   $  6,300              (d)        20,250               --
J. Mark Lester....................   1997    $132,500   $ 30,000              (d)        19,500          $10,400
  Senior Vice President --           1996    $110,000   $ 11,000              (d)        64,500          $ 7,635
  Exploration                        1995    $105,000   $ 14,800                         81,000          $ 2,063

---------------

(a) Represents the cost of personal benefits provided by the Company, including for fiscal 1997 personal accounting support ($53,000 for Mr. McClendon and $53,350 for Mr. Ward), personal vehicle ($18,000 each) and country club membership dues ($3,450 for Mr. McClendon and $4,058 for Mr. Ward).

(b) No awards of restricted stock or payments under long-term incentive plans were made by the Company to any of the named executives in any period covered by the table.

(c) Represents Company matching contributions to the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan.

(d) Other annual compensation did not exceed the lesser of $50,000 or 10% of the executive officer's salary and bonus during the year.

STOCK OPTIONS GRANTED IN FISCAL 1997

     The following table sets forth information concerning options to purchase Common Stock granted in fiscal 1997 to the executive officers named in the Summary Compensation Table. Amounts represent stock options granted under the Company's 1994 and 1996 Plans and include both incentive and non-qualified stock options. One-fourth of each option becomes exercisable on each of the first four grant date anniversaries. The exercise price of each option represents the market price of the Common Stock on the date of grant (110% of such market price with respect to incentive stock options granted to Messrs. McClendon and Ward).

                                                INDIVIDUAL GRANTS
                             --------------------------------------------------------    POTENTIAL REALIZABLE VALUE
                                                PERCENT OF                                AT ASSUMED ANNUAL RATES
                                NUMBER OF      TOTAL OPTIONS                            OF STOCK PRICE APPRECIATION
                               SECURITIES       GRANTED TO     EXERCISE                      FOR OPTION TERM(A)
                               UNDERLYING      EMPLOYEES IN    PRICE PER   EXPIRATION   ----------------------------
           NAME              OPTIONS GRANTED    FISCAL 1997      SHARE        DATE          5%              10%
           ----              ---------------   -------------   ---------   ----------   -----------    -------------
Aubrey K. McClendon........       15,456(b)        0.4%         $28.47      6/13/97             N/A              N/A
                                 184,544(b)        5.3%         $25.87      6/13/97             N/A              N/A
                                 235,176           6.7%         $14.75      6/13/07        $958,379       $2,117,765
                                  27,824           0.8%         $16.23      6/13/02        $ 83,824       $  220,993
Tom L. Ward................       15,456(b)        0.4%         $28.47      6/13/97             N/A              N/A
                                 184,544(b)        5.3%         $25.87      6/13/97             N/A              N/A
                                 235,176           6.7%         $14.75      6/13/07        $958,379       $2,117,765
                                  27,824           0.8%         $16.23      6/13/02        $ 83,824       $  220,993
Marcus C. Rowland..........       36,000           1.0%         $14.25      4/25/07        $322,623       $  817,590
Steven C. Dixon............       30,000           0.9%         $14.25      4/25/07        $268,852       $  681,325
Henry J. Hood..............       19,500           0.5%         $14.25      4/25/07        $174,754       $  442,862
J. Mark Lester.............       19,500           0.5%         $14.25      4/25/07        $174,754       $  442,862

---------------

(a) The assumed annual rates of stock price appreciation of 5% and 10% are set by the Securities and Exchange Commission and are not intended as a forecast of possible future appreciation in stock prices.

(b) Option was canceled upon grant of replacement option.

OPTION REPRICING

     The following table sets forth information concerning options to purchase Common Stock held by executive officers which were repriced since the Company became a reporting company under the Exchange Act in 1993. Amounts represent new stock options granted under the Company's 1994 and 1996 Plans and include both incentive and non-qualified stock options. One fourth of each option becomes exercisable on each of the first four grant date anniversaries. The exercise price of each option represents the market price of the Common Stock on the date of grant (110% of such market price with respect to incentive stock options granted to Messrs. McClendon and Ward).

                                                                                                       LENGTH OF
                                                                                                        ORIGINAL
                                                                                                      OPTION TERM
                                                              MARKET                                   REMAINING
                                             NUMBER OF       PRICE OF    EXERCISE                      AT DATE OF
                                 DATE        SECURITIES      STOCK AT    PRICE AT                      REPRICING
          NAME AND             OPTIONS       UNDERLYING       TIME OF     TIME OF         NEW         ------------
     PRINCIPAL POSITION        REPRICED   OPTIONS REPRICED   REPRICING   REPRICING   EXERCISE PRICE   YEARS   DAYS
     ------------------        --------   ----------------   ---------   ---------   --------------   -----   ----
Aubrey K. McClendon..........  6/13/97         63,000         $14.75      $17.67         $14.75         8     295
  Chairman of the Board and    6/13/97         27,824         $14.75      $28.47         $16.23         4     183
  Chief Executive Officer      6/13/97        172,176         $14.75      $25.88         $14.75         9     183
Tom L. Ward..................  6/13/97         63,000         $14.75      $17.67         $14.75         8     295
  President and                6/13/97         27,824         $14.75      $28.47         $16.23         4     183
  Chief Operating Officer      6/13/97        172,176         $14.75      $25.88         $14.75         9     183
Marcus C. Rowland............  9/30/93         81,000         $ 0.71      $ 1.07         $ 0.71         9      92
  Senior Vice President --     4/25/97         36,000         $14.25      $17.67         $14.25         8     344
  Finance and Chief Financial
     Officer
Steven C. Dixon..............  9/30/93         45,000         $ 0.71      $ 1.07         $ 0.71         9      92
  Senior Vice President --     4/25/97         30,000         $14.25      $17.67         $14.25         8     344
  Operations
Henry J. Hood................  4/25/97         19,500         $14.25      $17.67         $14.25         8     344
  Senior Vice President --
  Land and Legal
J. Mark Lester...............  9/30/93         45,000         $ 0.71      $ 1.07         $ 0.71         9      92
  Senior Vice President --     4/25/97         19,500         $14.25      $17.67         $14.25         8     344
  Exploration
Ronald A. Lefaive............  4/25/97         19,500         $14.25      $17.67         $14.25         8     344
  Controller
Martha A. Burger.............  4/25/97         13,500         $14.25      $17.67         $14.25         8     344
  Treasurer

AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information about options exercised by the named executive officers during the fiscal year ended June 30, 1997 and the unexercised options to purchase Common Stock held by them at June 30, 1997.

                                                                  NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED             IN-THE-MONEY
                                     SHARES                        OPTIONS AT 6/30/97           OPTIONS AT 6/30/97(A)
                                    ACQUIRED        VALUE      ---------------------------   ---------------------------
              NAME                 ON EXERCISE   REALIZED(B)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
              ----                 -----------   -----------   -----------   -------------   -----------   -------------
Aubrey K. McClendon..............    315,000(c)  $4,499,496      402,750        701,750      $2,614,777     $2,437,118
Tom L. Ward......................         --             --      717,750        701,750      $5,520,373     $2,437,118
Marcus C. Rowland................    249,750     $4,409,183           --        399,250      $       --     $1,462,271
Steven C. Dixon..................         --             --      358,273        253,627      $3,006,497     $  838,860
Henry J. Hood....................      7,876     $  162,847       10,687         83,251      $   47,775     $  163,812
J. Mark Lester...................     28,128     $  678,811       96,386        120,514      $  793,653     $  391,377

---------------

(a) At June 30, 1997, the closing price of the Common Stock on the New York Stock Exchange ("NYSE") was $9.94. "In-the-money options" are stock options with respect to which the market value of the underlying shares of Common Stock exceeded the exercise price at June 30, 1997. The values shown were determined by subtracting the aggregate exercise price of such options from the aggregate market value of the underlying shares of Common Stock on June 30, 1997.

(b) Represents amounts determined by subtracting the aggregate exercise price of such options from the aggregate market value of the underlying shares of Common Stock on the exercise date.

(c) Mr. McClendon has not sold any of such shares.

PERFORMANCE GRAPH

     The following graph compares the performance of the Company's Common Stock to the S&P 500 Index and to a group of peer issuers selected by the Company for the periods indicated. The graph assumes the investment of $100 on February 5, 1993 (the day public trading in the Company's Common Stock commenced) and that all dividends, if any, were reinvested. The value of the investment at the end of each year is shown in the graph and in the table which follows:

                     COMPARISON OF CUMULATIVE TOTAL RETURN
        ASSUMES INITIAL INVESTMENT OF $100 AND REINVESTMENT OF DIVIDENDS

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)         CHESAPEAKE ENERGY       S&P 500          PEER GROUP*
2/5/93                                     $  100.00           $100.00            $100.00
6/30/93                                    $   88.66           $104.01            $126.14
6/30/94                                    $   63.92           $105.47            $129.21
6/30/95                                    $  424.74           $132.97            $121.56
6/30/96                                    $2,227.40           $167.54            $157.41
6/30/97                                    $  737.56           $225.46            $156.53

* The peer group is comprised of Anadarko Petroleum Corporation, Apache Corporation, Barrett Resources Corporation, Burlington Resources, Inc., Devon Energy Corporation, Enron Oil & Gas Company, The Louisiana Land and Exploration Company, Newfield Exploration Company, Noble Affiliates, Inc., Nuevo Energy Company, Ocean Energy, Inc., Pioneer Natural Resources, TransTexas Gas Corporation, Union Pacific Resources Corporation, United Meridian Corporation and Vintage Petroleum, Inc.

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with Messrs. McClendon and Ward, each of which provides, among other things, for an annual base salary of not less than $300,000 commencing July 1, 1997; bonuses at the discretion of the Board of Directors; eligibility for stock options; and benefits, including an automobile and aircraft allowance, club membership and personal accounting support. Each agreement has a term of three years commencing July 1, 1997, which term is automatically extended for one additional year on each June 30 unless the Company provides 30 days prior notice of non-extension.

     The employment agreements between the Company and Messrs. McClendon and Ward permit them to participate in each well drilled by the Company on terms no less favorable to the Company than those agreed to by unaffiliated industry partners. Messrs. McClendon and Ward have participated in all wells drilled by the Company since its initial public offering in February 1993 and intend to continue participating in wells drilled by the Company under the terms of their employment agreements. Thirty days prior to the beginning of each calendar quarter, Messrs. McClendon and Ward and the disinterested members of the Compensation Committee of the Board of Directors agree upon the working interest percentage in all wells spudded during that quarter to be purchased by Messrs. McClendon and Ward. That percentage may not be adjusted during such quarter except with the approval of such disinterested directors. No such adjustments have ever been requested or granted. The participation election by Messrs. McClendon or Ward may not exceed a 2.5% working interest in a well. Messrs. McClendon and Ward are obligated to pay within 150 days after billing all costs and expenses associated with the working interests they acquire under this arrangement. In addition, for each calendar year during which the employment agreements are in effect, Messrs. McClendon and Ward each agree to hold shares of the Company's Common Stock having an aggregate investment value equal to 500% of his annual base salary and bonus.

     The Company has a similar employment agreement with Mr. Rowland. It provides for an annual base salary of not less than $225,000 commencing July 1, 1997. The agreement has a term of three years beginning July 1, 1997, which term is automatically extended for one additional year on each June 30 unless the Company provides 30 days prior notice of non-extension. Mr. Rowland is permitted to participate in wells drilled by the Company in the same manner as Messrs. McClendon and Ward, except that Mr. Rowland's working interest participation in a well may not exceed 1%. Messrs. McClendon, Ward and Rowland may not participate in any well in which their combined working interests cause the Company's working interest to be reduced to less than 12.5%. Mr. Rowland agrees to hold shares of the Company's Common Stock having an aggregate investment value equal to 100% of his annual base salary and bonus during each calendar year for the term of the agreement.

     Messrs. McClendon, Ward and Rowland have agreed that they will not engage in oil and gas operations individually except pursuant to the aforementioned participation in Company wells and as a result of subsequent operations on properties owned by them or their affiliates as of July 1, 1995 or acquired from the Company with respect to Messrs. McClendon and Ward and as of March 1, 1993 with respect to Mr. Rowland.

     The Company also has employment agreements with Messrs. Dixon, Lester and Hood. These agreements have a term of three years from July 1, 1997, with annual base salaries of $175,000 for Mr. Dixon, $160,000 for Mr. Lester and $155,000 for Mr. Hood for the term of their agreements. The agreements require each of them to acquire and continue to hold shares of the Company's Common Stock having an annual aggregate investment value equal to 15% for Messrs. Dixon and Lester and 10% for Mr. Hood of the annual base salary and bonus compensation paid to them under their respective agreements.

     The Company may terminate any of the employment agreements with its executive officers at any time without cause; however, upon such termination Messrs. McClendon, Ward and Rowland are entitled to continue to receive salary and benefits for the balance of the contract term. Messrs. Dixon, Hood and Lester are entitled to 90 days compensation and benefits. Each of the employment agreements for Messrs. McClendon, Ward and Rowland further states that if, during the term of the agreement, there is a change of control and within one year (i) the agreement expires and is not extended; (ii) the executive officer is terminated other than for cause, death or incapacity; or (iii) the executive resigns as a result of a reassignment of duties inconsistent with his position or a reduction in his compensation, then the executive officer will be entitled to a severance payment in an amount equal to 36 months of base salary compensation. Change of control is defined in these agreements to include (x) an event which results in a person acquiring beneficial ownership of securities having 35% or more of the voting power of the Company's outstanding voting securities, or (y) within two years of a tender offer or exchange offer for the voting stock of the Company or as a result of a merger, consolidation, sale of assets or contested election, a majority of the members of the Company's Board of Directors is replaced by directors who were not nominated and approved by the Board of Directors.

DIRECTORS' COMPENSATION

     During fiscal year 1997, each director who was not an officer of the Company received $2,500 for each regular meeting of the Board attended, up to a maximum of $10,000 during the year. Beginning in fiscal 1998, directors who are not officers of the Company will receive an annual retainer of $10,000, payable quarterly, and $1,250 for each meeting of the Board attended. Directors are reimbursed for travel and other expenses. Officers who also serve as directors do not receive fees for serving as directors.

     During fiscal year 1997 each director who was not an officer of the Company was granted an option for 20,000 shares (10,000 shares pre-split) at an exercise price of $30.63 ($61.25 pre-split) per share under the Company's 1992 Nonstatutory Stock Option Plan (the "1992 NSO Plan"). During fiscal year 1998, each director who is not an officer will receive ten-year non-qualified options under the 1992 NSO Plan to purchase 15,000 shares of Common Stock, options for 3,750 shares granted on the first day of each quarter, at an exercise price equal to the market price on the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1997, the Compensation Committee was composed of Aubrey K. McClendon, Tom L. Ward, E.F. Heizer, Jr. and Frederick B. Whittemore. Mr. McClendon is Chairman of the Board and Chief Executive Officer of the Company. Mr. Ward is the Company's President and Chief Operating Officer.

     Messrs. McClendon and Ward administer the Company's 1992 stock options plans. The grant of new options under the 1992 Incentive Stock Option Plan (the "1992 ISO Plan") was terminated in December 1994. The only options issued under the 1992 NSO Plan during fiscal 1997 were those to the Company's non-employee directors pursuant to an annual formula award provision. Messrs. McClendon and Ward also administer the 1994 and 1996 Plans with respect to non-director employee participants. Messrs. Heizer and Whittemore, administer the 1994 and 1996 Plans with respect to executive officers or employee participants who are directors.

     Messrs. McClendon and Ward participate as working interest owners in the Company's oil and gas wells pursuant to the terms of their employment agreements with the Company. See "Employment Agreements." Accounts receivable from Messrs. McClendon and Ward are generated by joint interest billings relating to such participation and as a result of miscellaneous expenses paid on their behalf by the Company. The Company has extended certain registration rights to Messrs. McClendon and Ward. Mr. Self is a partner in the firm of Self, Giddens & Lees, Inc., counsel to the Company. See "Certain Transactions."

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors is responsible for establishing the Company's compensation policies and monitoring the implementation of the Company's compensation system. The Committee's specific duties include establishing and periodically reviewing the Company's compensation policies, overseeing the compensation of the Company's executive officers, coordinating with the Company's stock option committees in the award of stock options and annually reviewing the Company's benefit plans. The compensation of the Company's employees consists of several components, each of which is determined using different methods and objectives. The components include: (a) base salary; (b) cash bonuses; (c) stock options; and (d) medical insurance, life insurance and other non-cash benefits. The Committee has determined not to grant economic interests in the Company's oil and gas assets as a form of compensation.

     EXECUTIVE OFFICER COMPENSATION. At the time of the Company's initial public offering, the Company's executive officers consisted of Messrs. McClendon, Ward and Rowland. Their compensation was developed based on the historical compensation paid by the Company to Messrs. McClendon and Ward, advice from a number of the Company's professional advisors and negotiation of employment agreements with such individuals. Because Messrs. McClendon and Ward had historically received only nominal compensation from the Company, the executive officers' compensation was substantially below the compensation paid by the Company's competitors. The Committee believes the executive officers' compensation should be competitive with the Company's competitive group and plans to increase the executive officers' compensation to comparable levels. The individual components of the executive officers' compensation and the factors considered in connection with each component are as follows:

     Base Salary. The executive officers' base salary is reviewed annually and is set for each individual. Although the Committee believes that performance-based pay elements should be a key element in the executive officers' compensation package, the Company must also maintain base salary levels commensurate with the Company's competitive group. Thus, the Committee believes the base salary of the executive officers should be increased to the mean of the Company's peer group over time. The actual amount of each executive's base salary will reflect and be adjusted on a subjective basis for such factors as leadership, commitment, attitude, motivational effect, level of responsibility, prior experience and extraordinary contributions to the Company.

     Cash Bonuses. The Committee believes that cash bonuses should be paid to the executive officers based on a subjective evaluation of the performance of the Company and the individual. The amount of cash bonuses was based on a percentage of the employee's base compensation ranging from 17% to 48% in fiscal 1997. Performance measurements for the Company as a whole include growth in oil and gas reserves, production, and net income. Performance measurements for each individual or business segment are dependent on the individual circumstances. It is anticipated that the bonus percentage will increase as the management level and responsibility level of the individual increases. The Committee does not believe bonuses can be awarded based on some predetermined formula so the amount of each executive officer's cash bonus is based on a subjective evaluation of many factors such as performance, leadership, commitment, attitude, motivational effect, level of responsibility, prior experience and extraordinary contributions to the Company.

     Stock Options. The other performance-based compensation provided by the Company is the issuance of stock options under existing and future stock option plans. Currently, stock options are granted to a broad range of employees based on a subjective determination utilizing the factors for base compensation and cash bonus awards. Because all stock options are issued at the market price of the Company's Common Stock on the date of issuance and options granted in fiscal 1997 vest at the rate of 25% per year over a period of four years, the options provide strong incentives for superior long-term performance and continued retention of the executives by the Company. The Committee coordinates closely with the Company's stock option committees in issuing the stock options.

     1997 Performance. The Company's performance for fiscal year 1997 was significantly below the expectations of management. Because of difficulties in the Company's Louisiana drilling program, oil and gas reserves did not increase. However, the Company's executive compensation is still significantly below that of the oil and gas companies that compete with the Company for employees and projects. Thus, despite the Compensation Committee's long term objective of bringing the Company's executive salary and bonus compensation to a level competitive with the oil and gas industry, based on the Company's performance during 1997, base compensation and bonuses paid to executives were not increased as much as might have otherwise been the case. In determining the compensation levels during 1997 the Compensation Committee believed it had to balance the need to retain employees possessing expertise in short supply in the oil and gas industry while maintaining a relationship between compensation and the Company's performance.

     Repricing of Stock Options. A substantial component of the Company's compensation has historically been paid in the form of stock options. As a result of the decline of the Company's common stock since January of 1997 management advised that a number of employees were vulnerable to hiring by the Company's competitors, especially given the increase in the activity level of the oil and gas industry and the fact that a significant portion of the industry's historical employee base has retired or entered other careers. Based on the foregoing it was determined that it was in the best interest of the Company to reprice the stock options issued to the employees during calendar 1996. The stock option repricing was approved or ratified by the entire board other than those board members who are employees and, therefore, participated in the stock option repricing. The options issued to non-employee directors were not repriced during the fiscal year.

     Suggested Stock Ownership. The Committee believes it is appropriate for each executive officer to maintain direct ownership in the Company's Common Stock, as provided in the individual employment agreements. The Committee believes that compliance with such stock ownership targets is necessary to ensure that the interests of the executive officers and shareholders are the same. Failure to meet such objectives will adversely and materially affect the performance-based compensation for each executive officer who fails to meet the stock ownership targets. It is the Committee's belief that a large stock ownership position should not negatively affect an executive officers' compensation or stock option awards. Except for stock ownership targets discussed above, the Committee does not consider the number of options or stock held in determining compensation.

     Discretion. Individual circumstances and performance can substantially affect the amount of compensation or benefits to be received by each executive officer. In general, measuring the efforts or impact of an individual employee and converting such concepts on an objective basis to a quantifiable increase in compensation is not possible. However, given the importance of individual effort to the success of the Company, the lack of objective measurement standards should not prohibit performance rewards. Accordingly, from time to time, the Committee may provide extraordinary compensation to an individual employee or group of employees based on outstanding performance.

     Policy on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid by a publicly held company to its chief executive officer and the company's four other most highly compensated executive officers, unless certain requirements are met. The Committee presently intends that all compensation paid to executive officers will meet the requirements for deductibility under Section 162(m). However, the Committee may award compensation which is not deductible under
Section 162(m) if it believes that such awards would be in the best interest of the Company or its shareholders.

     COMPENSATION OF CHIEF EXECUTIVE OFFICER AND CHIEF OPERATING OFFICER. Based on historical operations of the Company, the Chief Executive Officer and Chief Operating Officer have identical positions with managerial control over different areas of the Company. Accordingly, the Chief Executive Officer and Chief Operating Officer have been historically compensated on an equal basis and the Committee anticipates that such practice will continue in the future. In each case, the compensation for each of the officers was determined in the same manner as the compensation for other executive officers of the Company. The base salary received by each of the officers is substantially below the mean of the peer group considered by the Compensation Committee. It is anticipated that additional material raises will be provided in the future. The cash bonuses and options granted to Messrs. McClendon and Ward were based on the subjective evaluation of the Company's overall performance, the perceived contributions of Messrs. McClendon and Ward to that performance and the compensation paid to other chief executive officers of the Company's peer group.

COMPENSATION COMMITTEE OF THE                     SPECIAL STOCK OPTION COMMITTEE
BOARD OF DIRECTORS                                OF THE BOARD OF DIRECTORS
Aubrey K. McClendon                               Frederick B. Whittemore
Tom L. Ward                                       Edgar F. Heizer, Jr.
Edgar F. Heizer, Jr.
Frederick B. Whittemore

CERTAIN TRANSACTIONS

     Legal Counsel. Shannon T. Self, a director of the Company, is a shareholder in the law firm of Self, Giddens & Lees, Inc., which provides legal services to the Company. During fiscal 1997, the firm billed the Company approximately $207,000 for such legal services.

     Oil and Gas Operations. Prior to 1989, Messrs. McClendon and Ward and their affiliates, as independent oil producers, acquired various leasehold and working interests. In 1989, Chesapeake Operating, Inc. ("COI"), a wholly-owned subsidiary of the Company, was formed to drill and operate wells in which Messrs. McClendon and Ward or their affiliates owned working interests. COI entered into joint operating agreements with Messrs. McClendon and Ward and other working interest owners and billed each for their respective shares of expenses and fees.

     COI continues to operate wells in which directors, executive officers and related parties own working interests. In addition, directors, executive officers and related parties have acquired working interests directly and indirectly from the Company and participated in wells drilled by COI on terms no less favorable to the Company than available to unrelated parties. Other than interests owned prior to the Company's initial public offering the Company's directors who are not officers have not acquired from the Company interests in any new wells drilled by the Company since their election as directors in 1993 and have no present intention to acquire interests in any new wells of the Company. The table below presents information about drilling, completion, equipping and operating costs billed to the persons named from July 1, 1996 to June 30, 1997, the largest amount owed by them during the period and the balance owed at July 1, 1996 and June 30, 1997. No interest is charged on amounts owing for such costs, unless such costs are not paid in a timely manner. The amounts for all other directors were insignificant.

                                                       AUBREY K.    TOM L.    MARCUS C.
                                                       MCCLENDON     WARD      ROWLAND
                                                       ---------    ------    ---------
                                                                (IN THOUSANDS)
Balance at July 1, 1996..............................   $  971      $1,288      $ 82
Amount billed (to June 30, 1997).....................   $3,662      $3,534      $171
Largest outstanding balance(month end)...............   $3,552      $2,997      $ 79
Balance at June 30, 1997.............................   $3,552      $2,997      $ 42

     Miscellaneous. From time to time, the Company pays various expenses incurred on behalf of Messrs. McClendon and Ward and their affiliates, creating accounts receivable of the Company. During fiscal 1997 additions to accounts receivable (excluding joint interest billings, which are described above) from Messrs. McClendon and Ward and their affiliates were insignificant.

                 PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION
                      TO INCREASE AUTHORIZED CAPITAL STOCK

     The Board of Directors recommends that the shareholders authorize an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 100,000,000 to 200,000,000 shares, par value $.01 per share.

     The current authorized capital stock of the Company is 100,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, par value $.01 per share.

     As of November   , 1997, there were            shares of Common Stock
issued and outstanding and 13,115,153 shares of Common Stock reserved for issuance upon the exercise of options under the Company's stock option plans. In addition, the Company has entered into an acquisition agreement which could
result in the issuance of            shares, based on the closing price of the
Common Stock on November   , 1997. Thus, there were            authorized shares
of Common Stock unissued and not reserved for issuance. None of the authorized shares of the Company's Preferred Stock were outstanding. Neither the Common Stock nor the Preferred Stock provides preemptive rights to purchase newly issued shares.

     The proposed increase in the authorized Common Stock is recommended by the Board of Directors first to assure that an adequate supply is available for general corporate needs, such as future stock dividends, stock splits or issuance under the Company's incentive savings plan and other employee benefit plans. The additional authorized shares of Common Stock could also be used for raising capital for the operations of the Company or financing future acquisitions without the expense and delay incidental to obtaining shareholder approval of an amendment to the Certificate of Incorporation increasing the number of authorized shares at the time of such action.

     There are currently no plans or arrangements relating to the issuance of any of the additional shares of Common Stock proposed to be authorized. Shares available for issuance may be issued by the Board of Directors without further action by the shareholders, unless required by Oklahoma law or by the rules of any stock exchange on which the Company's securities may then be listed.

     The proposed increase in the Company's authorized capital stock could enable the Board of Directors to render more difficult or discourage an attempt by another person or entity to obtain control of the Company. Such additional shares could be issued by the Board of Directors in a public or a private sale, merger or similar transactions, increasing the number of outstanding shares and thereby diluting the equity interest and voting power of a party attempting to obtain control of the Company. The increase in authorized shares of Common Stock is not being proposed in response to any known effort to acquire control of the Company.

     If the proposed amendment to the Certificate of Incorporation is approved by shareholders, it is expected that the amendment will be filed with the Secretary of State of the State of Oklahoma on December 12, 1997, and the first sentence of Article IV of the Certificate of Incorporation will be amended as follows:

          "The total number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred Ten Million (210,000,000) shares, consisting of Ten Million (10,000,000) shares of Preferred Stock, par value $0.01 per share, and Two Hundred Million (200,000,000) shares of Common Stock, par value $0.01 per share."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock will be required for adoption of the amendment.

                            INDEPENDENT ACCOUNTANTS

     Coopers & Lybrand L.L.P. served as the Company's independent accountants for the year ended June 30, 1997 and has been retained for fiscal 1998. Representatives of Coopers & Lybrand L.L.P. are expected to attend the Meeting. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to shareholder questions.

                             SHAREHOLDER PROPOSALS

     At the annual meeting each year, the Board of Directors submits to shareholders its nominees for election as directors and may submit other matters to the shareholders for action. Shareholders of the Company also may submit proposals for inclusion in proxy material. These proposals must meet the shareholder eligibility and other requirements of the Securities and Exchange Commission. In order to be included in proxy material for the Company's 1998 annual meeting, a shareholder's proposal must be received not later than July
  , 1998 by the Company at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, Attention: Ms. Janice Dobbs, Corporate Secretary.

     In addition, the Bylaws provide that in order for business to be brought before a shareholders' meeting, a shareholder must deliver written notice to the Company not less than 60 nor more than 90 days prior to the date of the meeting. The notice must state the shareholder's name, address and number and class of shares beneficially owned by the shareholder, and briefly describe the business to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of the shareholder in the proposal.

     The Bylaws also provide that if a shareholder intends to nominate a candidate for election as a director, the shareholder must deliver written notice of his or her intention to the Company. The notice must be delivered not less than 60 nor more than 90 days before the date of a meeting of shareholders. The notice must set forth the name and address and number and class of shares beneficially owned by the shareholder and the nominee for election as a director, the age of the nominee, the nominee's business address and experience during the past five years, any other directorships held by the nominee, the nominee's involvement in certain legal proceedings during the past five years and such other information concerning the nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee. In addition, the notice must include the consent of the nominee to serve as a director of the Company if elected.

     The Bylaws further provide that, notwithstanding the foregoing notice requirements, in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice of a shareholder proposal or nominee to be timely must be received no later than the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made, whichever occurred first.

                                 OTHER MATTERS

     The Company's management does not know of any matters to be presented at the Meeting other than those set forth in the Notice of Annual Meeting of Shareholders. However, if any other matters properly come before the Meeting, the persons named in the enclosed proxy intend to vote the shares to which the proxy relates on such matters in accordance with their best judgment unless otherwise specified in the proxy.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            Janice A. Dobbs
                                            Corporate Secretary

November   , 1997

--------------------------------------------------------------------------------
                                     PROXY
                         CHESAPEAKE ENERGY CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS
                               DECEMBER 12, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Aubrey K. McClendon and Tom L. Ward, or either of them, with full power of substitution, proxies to represent and vote all shares of Common Stock of Chesapeake Energy Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the Company's Annual Meeting of Shareholders to be held on Friday, December 12, 1997, at 10:00 a.m., local time, and at any adjournment thereof, as follows:

1. Election of Directors

      [ ]  FOR election of both nominees     [ ]  WITHHOLD AUTHORITY to vote
           listed below Breene M. Kerr            for both nominees
           and Walter C. Wilson

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, CROSS OUT THE NOMINEE'S NAME.)

2. Approval of proposal to amend the Company's Certificate of Incorporation to increase the number of authorized capital of the Company to 200,000,000 shares of Common Stock

      [ ]  FOR                  [ ]  AGAINST                  [ ]  ABSTAIN

PLEASE DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

3. In their discretion, upon any other matters that may properly come before the meeting or any adjournment thereof.

Unless otherwise directed, this proxy will be voted for both nominees and for Items 2 and 3.

                                         Date                            , 1997
                                              --------------------------

                                         ---------------------------------------

                                         ---------------------------------------

                                         ---------------------------------------
                                             Signature(s) of Shareholder(s)

                                         IMPORTANT: Please date this proxy and
                                         sign exactly as your name appears on
                                         your stock certificate(s). If stock is
                                         held jointly, signature should include
                                         both names. Executors, administrators,
                                         trustees, guardians and others signing
                                         in a representative capacity, please
                                         give your full titles.

--------------------------------------------------------------------------------